Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Senior Vice President- Chief Financial Officer (215) 873-2220

For Immediate Release

MOTHERS WORK, INC. REPORTS RECORD
THIRD QUARTER EARNINGS OF $1.50 PER SHARE

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Company Raises Earnings Guidance Range For Full Year

Philadelphia, PA, July 22, 2003 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the third quarter of fiscal 2003 ended June 30, 2003.

Net income available to common stockholders for the third quarter of fiscal 2003 was $8.4 million, or $1.50 per common share (diluted), compared to net income for the third quarter of fiscal 2002 of $6.8 million, or $1.45 per common share (diluted), representing a 23.1% increase in net income and a 3.4% increase in diluted earnings per share.  Net income for the first nine months of fiscal 2003 was $12.3 million, or $2.18 per common share (diluted), compared to net income for the first nine months of fiscal 2002 of $8.6 million, or $2.18 per common share (diluted), representing a 42.8% increase in net income and the same diluted earnings per share as in the prior year period.  Given the Company’s strong third quarter results and its plans for the rest of the year, the Company is increasing its guidance for diluted earnings per share for fiscal 2003 to between $2.63 and $2.68 per share versus the Company’s previous guidance of between $2.50 and $2.60 per share.

Net sales for the third quarter of fiscal 2003 increased 8.0% to $132.4 million from $122.6 million in the same quarter of the preceding year.  Comparable store sales decreased 0.4% during the third quarter of fiscal 2003 (based on 821 locations) versus a comparable store sales increase of 4.1% during the third quarter of fiscal 2002 (based on 718 locations).  For the quarter ended June 30, 2003, the Company opened 30 new locations and closed 7 locations, including one iMaternity store closed during the quarter in connection with the consolidation of the acquired store chain. The Company ended the quarter with 972 locations compared to 898 on June 30, 2002, reflecting the Company’s net new store openings partially offset by the closure of 10 acquired iMaternity stores during the past twelve months.  Earnings before interest, taxes, depreciation and amortization (EBITDA) was $19.9 million for the third quarter of fiscal 2003, representing a 12.4% increase from the $17.7 million EBITDA for the third quarter of fiscal 2002.

Net sales for the first nine months of fiscal 2003 increased 8.2% to $370.0 million from $341.8 million for the same nine months of the preceding year.  Comparable store sales increased 1.1% during the first nine months of fiscal 2003 (based on 722 locations) versus a comparable store sales increase of 1.0% during the first nine months of fiscal 2002 (based on 665 locations). During the nine months ended June 30, 2003, the Company opened 82 new locations and closed 19 locations, including 5 iMaternity stores closed in connection with the consolidation of the acquired store chain.  EBITDA was $38.1 million for the first nine months of fiscal 2003, representing a 9.0% increase from the $34.9 million EBITDA for the first nine months of fiscal 2002.

Certain legal expense charges negatively affected EBITDA by approximately $0.4 million for the third quarter of fiscal 2003 (representing approximately $0.05 diluted earnings per share impact for the third quarter) and by approximately $1.2 million for the first nine months of fiscal 2003 (representing approximately $0.14 diluted earnings per share impact for the nine-month period), related to the estimated settlement costs, judgment costs and related expenses of previously disclosed separate employment-related litigation in California and Washington.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “We are pleased  with our performance for the third quarter, particularly given the continued difficult retail environment and the unfavorable weather conditions for selling Spring apparel during most of the quarter in much of the United States.  Our diluted earnings per share for the third quarter of $1.50 exceeded the high end of our previous guidance range of $1.35 to $1.45 per share.  We believe our sales for the quarter were adversely affected by the continued difficult retail environment and the lack of consistent Spring-like weather during most of the quarter, particularly in the Northeast and mid-Atlantic regions.  Despite these factors, we were still able to exceed our previous earnings guidance for the quarter, primarily due to our stronger than planned gross margin and our ability to control expenses in a difficult sales environment.  For the quarter, our gross margin improved by approximately 1.7 percentage points of sales versus last year, reflecting our continued success at reducing product costs through our global sourcing initiatives and the overall strength of our Spring product lines.

Based on an assumed comparable store sales increase of between 0.5% and 1.5% for the fourth quarter, we are targeting net sales for fiscal 2003 in the $496 to $497 million range, reflecting our plan to open approximately 100 new stores for the full year, net of store closings.  We believe we can continue to increase our gross margin by continuing to reduce our product costs through our global sourcing initiatives and expect our gross margin to increase by approximately 100 basis points for the full year, to approximately 54.3% in fiscal 2003 from 53.3% in fiscal 2002, reflecting a projected improvement in gross margin of approximately 20 to 40 basis points for the fourth quarter of this fiscal year compared to last year.  Based on these assumptions, we are projecting EBITDA for fiscal 2003 in the $48.5 to $49.0 million range and diluted earnings per common share of between $2.63 and $2.68 per share.  This full year earnings per share guidance is an increase versus the Company’s previous guidance of between $2.50 and $2.60 per share.

Our projection for full year fiscal 2003 diluted earnings per share does not reflect the potential accretive impact on earnings per share of potential future stock repurchases by the Company pursuant to the share repurchase program approved by our Board of Directors in March 2003.  Pursuant to this program, the Company has repurchased approximately 67,000 shares of its common stock as of the end of the third quarter, including approximately 61,000 shares repurchased during the third quarter.

We expect our fiscal 2003 capital expenditures to be towards the lower end of our previously planned $20 to $25 million level, driven by our increased store opening plan, expenditures for distribution center expansion and automation, increased investment in our management information systems, including the planned completion of the roll out of our proprietary, upgraded point-of-sale system, expanding and relocating selected stores, and store remodelings.  Based on these targets and plans, we expect to generate positive free cash flow during fiscal 2003.

Looking forward, Mothers Work is well positioned for fiscal 2004 and beyond.  For fiscal 2004, we are targeting net sales of approximately $545 million, based on an assumed comparable store sales increase of approximately 1% and our plan to open approximately 80 new stores for the year, net of store closings.  We are targeting diluted earnings per share for fiscal 2004 of between $3.05 and $3.20 per share, based on approximately 10% growth in net sales and increased operating margin driven by planned increases in gross margin.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.

We are planning our fiscal 2004 capital expenditures to be between $15 million and $20 million, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and for continued distribution center automation.  With respect to inventory, we are planning for modest improvement in inventory turn for fiscal 2004, with inventory growing at a slower rate than sales.  Based on these targets and plans, we expect to generate positive free cash flow during fiscal 2004.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s third quarter fiscal 2003 earnings and certain financial guidance.  You can participate in this conference call by calling (630) 395-0134.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Friday, July 25, 2003 by calling (402) 998-1399.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  Mothers Work operates 972 maternity locations, including 821 stores and 151 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including expected results of operations, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, and other factors set forth in the Company’s periodic filings and registration statements filed with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02

Net sales	$132,403	$122,599	$370,047	$341,849
Cost of goods sold	56,706	54,566	168,727	160,201
Gross profit	75,697	68,033	201,320	181,648
SG&A expenses, excluding depreciation & amortization	55,810	50,338	163,228	146,705

EBITDA	19,887	17,695	38,092	34,943

Depreciation & amortization	2,610	2,329	7,351	7,213
Operating income	17,277	15,366	30,741	27,730
Interest expense, net	3,633	3,330	10,787	10,350
Income before income taxes	13,644	12,036	19,954	17,380
Income tax provision	5,275	4,476	7,642	6,464
Net income	8,369	7,560	12,312	10,916
Preferred dividends	—	761	—	2,294
Net income available to common stockholders	$8,369	$6,799	$12,312	$8,622

Income per share – basic	$1.60	$1.76	$2.35	$2.36
Average shares outstanding – basic	5,239	3,873	5,240	3,654
Income per share – diluted	$1.50	$1.45	$2.18	$2.18
Average shares outstanding – diluted	5,570	5,097	5,651	3,982

Selected Balance Sheet Data

(in thousands, unaudited)

	June 30, 2003	September 30, 2002	June 30, 2002

Cash and cash equivalents	$25,142	$14,759	$2,176
Inventories	82,208	76,830	71,165
Property, plant and equipment, net	56,643	50,460	46,210
Line of credit borrowings	—	—	1,481
Long-term debt	127,901	127,913	98,346
Stockholders’ equity	59,323	47,505	26,264

MOTHERS WORK, INC. AND SUBSIDIARIES
Supplemental Financial Information

Reconciliation of Operating Income to EBITDA
and Operating Income Margin to EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02

Operating income	$17,277	$15,366	$30,741	$27,730
Add: depreciation & amortization expense	2,610	2,329	7,351	7,213
EBITDA	$19,887	$17,695	$38,092	$34,943

Net Sales	$132,403	$122,599	$370,047	$341,849

Operating income margin (operating income as a percentage of net sales)	13.0%	12.5%	8.3%	8.1%
Depreciation & amortization expense as a percentage of net sales	2.0	1.9	2.0	2.1
EBITDA margin (EBITDA as a percentage of net sales)	15.0%	14.4%	10.3%	10.2%

Reconciliation of Projected Operating Income to Projected EBITDA

(in millions, unaudited)

For the Fiscal Year Ending 9/30/03

Projected operating income	$ 38.5 to 39.0
Add: projected depreciation & amortization expense	10.0

Projected EBITDA	$ 48.5 to 49.0

Reconciliation of SG&A Expenses to SG&A, Excluding Depreciation and Amortization Expense
and SG&A Expense Margin to SG&A Expense Margin, Excluding Depreciation and Amortization

(in thousands, except percentages)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02

SG&A expenses	$58,420	$52,667	$170,579	$153,918
Less: depreciation & amortization expense	2,610	2,329	7,351	7,213
SG&A expenses, excluding depreciation & amortization	$55,810	$50,338	$163,228	$146,705

Net Sales	$132,403	$122,599	$370,047	$341,849

SG&A expense margin (SG&A expense as a percentage of net sales)	44.2%	43.0%	46.1%	45.0%
Depreciation & amortization expense as a percentage of net sales	2.0	1.9	2.0	2.1
SG&A expense margin, excluding depreciation & amortization (SG&A, excluding depreciation & amortization, as a percentage of net sales)	42.2%	41.1%	44.1%	42.9%

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